Exhibit 3.1

Certificate of Incorporation of

AIRCRAFT PARTS CORPORATION

(Pursuant to Article Two of the Stock Corporation Law)

We, the undersigned, desiring to form a corporation pursuant to Article Two of the Stock Corporation Law of the State of New York, do hereby make, subscribe and acknowledge this certificate for that purpose, as follows:—

FIRST:—The name of the proposed corporation is

AIRCRAFT PARTS CORPORATION

SECOND:—The purposes for which this corporation is formed, are as follows, to wit:—

To buy, sell, exchange and generally to deal in aircraft parts of every nature and description whatsoever.

To take, buy, exchange, lease or otherwise acquire real estate and any interest or right therein, and to hold, own, operate, control, maintain, manage and develop the same and to construct, maintain, alter, manage and control directly or through ownership of stock in any other corporation any and all kinds of buildings, stores, offices, warehouses, mills, shops, factories, machinery and plants, and any and all other structures and erections which may at any time be necessary, useful or advantageous for the purposes of this corporation.

To sell, assign and transfer, convey, lease, or otherwise alienate or dispose of, and to mortgage or otherwise encumber the lands, buildings, real and personal property of the corporation wherever situated, and any and all legal and equitable interests therein.

To purchase, sell, lease, manufacture, deal in and deal with every kind of goods, wares and merchandise, and every kind of personal property, including patents and patent rights, chattels, easements, privileges and franchises which may lawfully be purchased, sold, produced or dealt in by corporations formed under Article Two of the Stock Corporation Law of the State of New York.

To purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and to issue in exchange therefor its stocks, bonds or other obligations, and to exercise in respect thereof all the rights, powers and privileges of individual owners, including the right to vote thereon; and to aid in any manner permitted by law any corporation of which any bonds or other securities or evidences of indebtedness or stocks are held by this corporation, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such bonds or other securities or evidence of indebtedness or stock.

The foregoing and following clauses shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred by the laws of the State of New York; and it is hereby expressly provided that the foregoing and following enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation, and that this corporation may do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or objects hereinabove enumerated either alone or in association with other corporations, firms or individuals, to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.

Nothing in this certificate contained, however, shall authorize the corporation to carry on any business or exercise any powers in any state or country which a similar corporation organized under the laws of such state or country could not carry on or exercise, or to engage within or without the State of New York, in the business of a lighting or a transportation corporation, or in the common carrier business or to issue bills, notes or other evidence of debt for circulation as money.

THIRD:—The total number of shares which may be issued by the corporation is Two Hundred (200) all of which shall be without par value.

The capital of the corporation shall be at least equal to the sum of the aggregate par value of all issued shares having par value, plus the aggregate amount of consideration received by the corporation for the issuance of shares without par value, plus such amounts as, from time to time by resolution of the Board of Directors, may be transferred thereto.

FOURTH:—The office of the corporation is to be located in the City of New York, County of Queens, State of New York. The address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is

c/o Topkis & Povman
116-55 Queens Boulevard
Forest Hills 75, New York

FIFTH:—The duration of said corporation shall be perpetual.

SIXTH:—The number of directors shall be not less than three (3) nor more than seven (7).

SEVENTH:—The names and post-office addresses of the directors until the first annual meeting of the stockholders, are as follows:—

Names	Post Office Addresses
Sheila Kalmore	116-55 Queens Boulevard
Forest Hills 75, New York

Harrison Topkis	116-55 Queens Boulevard
Forest Hills 75, New York

Harold M. Hecht	116-55 Queens Boulevard
Forest Hills 75, New York

EIGHTH:—The names and post-office addresses of the subscribers of this certificate of incorporation and a statement of the number of shares which each agrees to take in the corporation, are as follows:

Names	Post Office Addresses	Number of Shares
Sheila Kalmore	116-55 Queens Boulevard
	Forest Hills 75, New York	(1)

Harrison Topkis	116-55 Queens Boulevard
	Forest Hills 75, New York	(1)

Harold Hecht	116-55 Queens Boulevard
	Forest Hills 75, New York	(1)

NINTH:—The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against it may be served.

TENTH:—All of the subscribers of this certificate are of full age, and that at least two-thirds of them are citizens of the United States, and that at least one of them is a resident of the State of New York and at least one of the persons named as a director is a citizen of the United States and a resident of the State of New York.

IN WITNESS WHEREOF, we have made, subscribed and acknowledged this certificate this 16th day of September, 1960.

/s/ SHEILA KALMORE	(L. S.)
SHEILA KALMORE

/s/ HARRISON TOPKIS	(L. S.)
HARRISON TOPKIS

/s/ HAROLD HECHT	(L. S.)
HAROLD HECHT

STATE OF NEW YORK,	}
COUNTY OF QUEENS		ss.:

On this 16th day of September 1960, before me personally came Sheila Kalmore, Harrison Topkis and Harold Hecht,

to me known to be the persons described in and who executed the foregoing certificate of incorporation and they thereupon severally duly acknowledged to me that they executed the same.

/s/ MORTON POVMAN
MORTON POVMAN
NOTARY PUBLIC, State of New York
No. 41-8422450
Qualified in Queens County
Term Expires March 30, 1962

Certificate of Incorporation of

AIRCRAFT PARTS CORPORATION

(Pursuant to article 2 of the Stock Corporation Law.)

TOPKIS & POVMAN

Office and Post Office Address
116-55 Queens Boulevard
Forest Hills 75, New York